    As filed with the Securities and Exchange Commission on January 10, 2000
                                                      Registration No. 333-52433

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            IXC COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

           Delaware                                              74-2644120
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                       1122 Capital of Texas Highway South
                               Austin, Texas 78746
                                 (512) 328-1112
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                   ----------

                                 Kevin W. Mooney
                             Chief Financial Officer
                            IXC Communications, Inc.
                       1122 Capital of Texas Highway South
                               Austin, Texas 78746
                                 (512) 328-1112
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                              Karen C. Goodin, Esq.
                               Riordan & McKinzie
                         600 Anton Boulevard, 18th Floor
                          Costa Mesa, California 92626
                                 (714) 433-2900

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

         On June 23, 1998, the Registrant registered (i) 3,105,000 depositary shares (the "Depositary Shares") each representing 1/20 of a share of its 6 3/4% Cumulative Convertible Preferred Stock ("1998 Convertible Preferred Stock"),
(ii) 155,250 shares of the 1998 Convertible Preferred Stock and (iii) 2,896,048 shares of its common stock, $.01 par value per share (the "IXC Common Stock") on a Registration Statement on Form S-3 (File No. 333-52433) (the "Registration Statement") to be issued from time to time thereunder.

         Pursuant to the terms of the Agreement and Plan of Merger dated as of July 20, 1999, as amended (the "Merger Agreement"), among Cincinnati Bell Inc., doing business as Broadwing Inc. ("BW"), Ivory Merger Inc., a wholly owned subsidiary of BW ("Merger Sub"), and the Registrant, on November 9, 1999, Merger Sub merged (the "Merger") with and into the Registrant and, as a result of the Merger, (i) BW owns all the outstanding common stock of the Registrant, (ii) all outstanding shares of IXC Common Stock were converted into the right to receive shares of BW Common Stock pursuant to the terms and conditions of the Merger Agreement, and (iii) all outstanding shares of 1998 Convertible Preferred Stock (which traded as Depositary Shares) were converted into the right to receive shares of BW 6 3/4% Convertible Preferred Stock pursuant to the terms and conditions of the Merger Agreement.

         The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to deregister the 749,250 Depositary Shares, 155,250 shares of 1998 Convertible Preferred Stock and 2,672,904 shares of IXC Common Stock originally registered thereby which remain unissued as of such termination.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on January 7, 2000.

                                        IXC COMMUNICATIONS, INC.

                                        By:  /s/ Kevin W. Mooney
                                             -----------------------------------
                                             Kevin W. Mooney
                                             Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                                      Title                   Date
               ---------                                      -----                   ----

/s/      Richard G. Ellenberger           Director and Chief Executive Officer   January 7, 2000
----------------------------------------  (Principal Executive Officer)
         Richard G. Ellenberger


/s/      Kevin W. Mooney                  Chief Financial Officer                January 7, 2000
----------------------------------------  (Principal Financial Officer and
         Kevin W. Mooney                  Principal Accounting Officer)